UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    SandRidge Energy, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2014

To the Stockholders of SandRidge Energy, Inc.:

The 2014 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2014, at 9:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect four Class II directors to serve on our Board of Directors for a three-year term;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3) Re-approve performance measures included in the SandRidge Energy, Inc. 2009 Incentive Plan;

(4) Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934; and

(5) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 9, 2014 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on pages 1 and 2 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

Oklahoma City, Oklahoma

April 28, 2014

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Items 1, 3 or 4 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on June 5, 2014:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under “Contact Us.”

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the 2014 Annual Meeting of Stockholders (“Annual Meeting”) to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2014, at 9:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2013, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders is first being mailed to stockholders on or about April 28, 2014.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of three Class II directors; ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; the re-approval of performance measures included in the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”); the approval, in a non-binding vote, of the compensation of the named executive officers (“Advisory Vote on Executive Compensation”); and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on April 9, 2014 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 9, 2014, there were 495,719,099 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., Eastern time, on June 4, 2014.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 5, 2014 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 9, 2014 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

How are my votes counted?

In all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. With the exception of the election of a director, an abstention will have the same effect as a vote “AGAINST” that proposal.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by the Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any voting instructions to the broker on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of PricewaterhouseCoopers LLP’s appointment is a routine item, but all other proposals at the Annual Meeting are not considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

In the election of directors, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. If the nominee receives a plurality of the votes cast, he will be elected to our Board of Directors. You may not cumulate your votes in the election of directors.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

A majority of the votes cast at the Annual Meeting must be cast “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting. In voting on the proposal, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to re-approve the performance measures included in the 2009 Incentive Plan?

At the meeting, you will be asked to re-approve the material terms of the performance measures that apply to performance awards granted under the 2009 Incentive Plan. In order for such awards to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders must re-approve the material terms of the performance measures, which is required every five years.

A majority of votes cast must be cast “FOR” the proposal to re-approve the material terms of the performance measures included in the 2009 Incentive Plan. In voting on the proposal, you may vote “FOR” or “AGAINST” re-approval or “ABSTAIN” from voting. If you “ABSTAIN” from voting on re-approval, your vote will have the same effect as a vote “AGAINST” the proposal. Stockholders are not being asked to approve any amendments to the 2009 Incentive Plan or to approve the 2009 Incentive Plan itself under this proposal, but are only being asked to re-approve the performance measures included in the plan for qualification under Section 162(m) of the Code.

What vote is required to approve the compensation provided to the Company’s named executive officers?

In voting on the Advisory Vote on Executive Compensation, you may vote “FOR” or “AGAINST” the compensation provided to the Company’s named executive officers or “ABSTAIN” from voting. If you “ABSTAIN” from voting, your vote will have the same effect as a vote “AGAINST” the proposal. A majority of the votes cast at the Annual Meeting must be cast “FOR” the proposal in order for it to be approved at the Annual Meeting.

Is the Advisory Vote on Executive Compensation binding on the Company?

The vote on this proposal is not binding on the Company. However, the Board will review the result of the vote and will take it into account when making decisions concerning executive compensation.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 29, 2014. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 5, 2015 and no later than March 7, 2015. Please see “General Information – Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on pages 5 and 6;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	FOR the re-approval of the performance measures included in the 2009 Incentive Plan; and

•	FOR the approval of the Advisory Vote on Executive Compensation.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

Board Structure

Our Board of Directors consists of 10 directors and is divided into three classes as provided in our Bylaws. Stockholders elect a portion of our Board of Directors each year. Class II directors’ terms will expire at the Annual Meeting, Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2015 and Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2016. Currently, the Class II directors are Stephen C. Beasley, James D. Bennett, Edward W. Moneypenny and Roy T. Oliver, Jr.; the Class III directors are Everett R. Dobson, Alan J. Weber and Dan A. Westbrook; and the Class I directors are Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota. At each annual meeting of stockholders, the stockholders elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

The Nominating and Governance Committee of the Board, as described below, has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable Securities and Exchange Commission (“SEC”) and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel, their service on the boards of directors of other public companies and their involvement as directors in initial public offerings, including that of the Company.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant senior management experience;

•	experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties; and

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s experiences will bring a unique perspective to Board deliberations and the oversight of the Company’s affairs.

As a result of the experiences of its individual members detailed below, the Nominating and Governance Committee and the Board believe that the Board, as a whole, has the qualifications and experience valued by them.

Director Biographical Information

The names of the members of our Board of Directors and certain information concerning each of them as of March 31, 2014 are set forth below.

Class	Name	Age	Position
II	Stephen C. Beasley	62	Director
II	James D. Bennett	44	Director, President and Chief Executive Officer
I	Jim J. Brewer	55	Director
III	Everett R. Dobson	54	Director
I	William A. Gilliland	76	Director
II	Edward W. Moneypenny	72	Director
II	Roy T. Oliver, Jr.	61	Director
I	Jeffrey S. Serota	48	Chairman
III	Alan J. Weber	65	Director
III	Dan A. Westbrook	61	Director

In March 2013, the Company entered into a settlement agreement with TPG-Axon Partners, LP and some of its affiliates (“TPG-Axon”) for the purposes of, among other things, TPG-Axon terminating its then ongoing consent solicitation process and withdrawing its slate of director nominees for the 2013 Annual Meeting of Stockholders. The settlement resulted in a change in the composition of the Company’s Board. Pursuant to the settlement agreement, each of Stephen C. Beasley, Edward W. Moneypenny, Alan J. Weber and Dan A. Westbrook, each a director nominee of TPG-Axon, was named to the Board.

Nominees for Election at the Annual Meeting

Stephen C. Beasley. Mr. Beasley was appointed as a director in 2013. Mr. Beasley founded Eaton Group Inc., a Houston-based executive leadership and strategic investment firm, in 2008, and currently serves as its President and Chief Executive Officer. He previously served as the President of El Paso Corporation’s Eastern Pipeline Group and was a member of El Paso Corporation’s nine-member Corporate Executive Committee. In this role, Mr. Beasley was Chairman and President of Tennessee Gas Pipeline Company and ANR Pipeline Company – two of the largest and most complex natural gas transmission systems in the United States. Mr. Beasley currently serves on the board of directors for BPZ Resources, Inc., an international exploration and production company with primary operations in South America, and Space Services Holdings Inc., a privately-held space transportation and remote sensing company. He previously served as an outside director on the board of directors for Williams Pipeline Partners L.P., Southern Union Company and C Sixty Inc., a privately held nano-biotechnology company. Mr. Beasley earned a Bachelor of Arts degree in Biology from The University of Texas at Austin, and currently serves on several of The University of Texas System development and advisory boards. He also serves as Chair of The Brookwood Community and The Briarwood School in the Houston, Texas area.

The Board believes Mr. Beasley’s experience at the Eaton Group Inc. and El Paso Corporation and in various facets of the oil and natural gas industry as well as his background in investing and capital raising activities qualifies him to serve on the Board.

James D. Bennett. Mr. Bennett was appointed as a director in 2013. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that, he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined the Company, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, Mr. Bennett was employed by GSO Capital Partners L.P. where he served in various capacities, including as its Managing Director. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

The Board believes Mr. Bennett’s senior management experience at SandRidge, his prior service on other energy company boards, and his background in energy-focused investing and capital raising activities qualifies him to serve on the Board.

Edward W. Moneypenny. Mr. Moneypenny was appointed as a director in 2013. From 2002 until his retirement in January 2006, Mr. Moneypenny was the Senior Vice President of Finance and Chief Financial Officer of 7-Eleven, Inc., a worldwide chain of convenience stores. In 2001, he served as the Executive Vice President of Finance and Chief Financial Officer of Covanta Energy Corporation, which owns and operates infrastructure for the conversion of waste to energy. In addition, Mr. Moneypenny was the Chief Financial Officer at two former Fortune 500 companies in the energy industry, Florida Progress Corporation and Oryx Energy Corporation, prior to 2001. At Oryx Energy Corporation, Mr. Moneypenny was the Chief Financial Officer and a member of the board of directors. Mr. Moneypenny is currently a Vice Chairman of the Board of Trustees of Saint Joseph’s University in Philadelphia, Pennsylvania, where he has served since May 2006, as well as Chairman of the Finance Committee and a member of the Audit, Executive and Strategic Planning Committees. From June 2006 to June 2012, he served on the board of directors of New York & Company, Inc., a publicly-traded specialty retailer of women’s fashion and accessories, as a member of the Audit Committee. He also served on the board of directors of Timberland Company, a specialty retail company, as Chairman of the Audit Committee and a member of the Compensation Committee from May 2005 to September 2011. Mr. Moneypenny graduated from Saint Joseph’s University with a Bachelor of Science degree in Accounting and received a Master of Science in Accounting Science from the University of Illinois. He is also a Certified Public Accountant (inactive).

The Board believes Mr. Moneypenny’s senior management experience at energy and other public companies, his experience overseeing public energy and other company financial matters and his background in energy-focused investing and capital raising activities qualifies him to serve on the Board.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director in 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as Chairman and President of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

The Board believes Mr. Oliver’s experience as President of R.T. Oliver Investments, Inc. and in various facets of the oil and natural gas industry, including in a successful drilling business, as well as his background in investing and capital raising activities qualifies him to serve on the Board.

The Nominating and Governance Committee and the Board have determined that Messrs. Beasley, Bennett, Moneypenny and Oliver shall be renominated to serve on the Board at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees continue to possess the qualities desirable in individual directors and contribute to the experience desired for the Board as a whole.

Class III Directors

Everett R. Dobson. Mr. Dobson was appointed as a director in 2009. Since 2012, he has served as Chief Executive Officer of Dobson Technologies, a private landline, fiber optic and data storage business. From November 2003 to 2012, he also served as Chairman for Dobson Technologies. The founder of Dobson Communications Corporation, a telecommunications company listed on NASDAQ until its 2007 sale, Mr. Dobson served as its Chairman and Chief Executive Officer from 1996 until 2005 and as its Executive Chairman from 2005 until 2007, when the company was sold. Mr. Dobson holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and has served on its Foundation board of directors since 1991.

The Board believes Mr. Dobson’s senior management experience with Dobson Technologies and Dobson Communications Corporation, his experience overseeing public company financial matters and his background in capital market activities qualifies him to serve on the Board.

Alan J. Weber. Mr. Weber was appointed as a director in 2013. Mr. Weber is currently the Chief Executive Officer of Weber Group LLC, an investment management firm where he has served since 2005. Since 2009, Mr. Weber has served as an Operating Partner and Chairman of the Financial Services Advisory Board at Arsenal Capital Partners, LLC, a private equity firm, Chairman of KGS-Alpha Capital Markets, a fixed income broker-dealer, and a director of the board of iTransfer, Inc., a money transfer company. Mr. Weber also has been a member of the board of Broadridge Financial Solutions, Inc., an investor communications and securities processing company, since 2007, a director of Diebold, Inc., a provider of integrated self-service delivery systems and security services, since 2005, and a director of OnForce, Inc., a technology services company, since 2003. In addition, Mr. Weber is the former Chairman and Chief Executive Officer of U.S. Trust Co., a 150-year-old firm specializing in trusts, investment management, tax and estate planning, private banking, alternative investments and philanthropic consulting. Prior to joining U.S. Trust Co. in October 2002, Mr. Weber was Vice Chairman and Chief Financial Officer at Aetna, Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations. Mr. Weber worked at Citicorp (which merged with Travelers Group to form Citigroup, Inc. in 1998) from 1971 to 1998, holding senior positions in corporate banking, consumer banking and corporate operations and technology. He was Chairman of Citibank International, an Executive Vice President of Citibank and also served as a member of Citibank’s Policy Committee. In addition, for six years, Mr. Weber led Citibank’s Global Financial Institutions and Transaction Services business. During his 27-year tenure at Citibank, he managed businesses in approximately 30 countries, including assignments in Japan, Italy and Latin America.

The Board believes Mr. Weber’s senior management experience overseeing public company financial matters and his background in investing and capital raising activities qualifies him to serve on the Board.

Dan A. Westbrook. Mr. Westbrook was appointed as a director in 2013. Since October 2007, Mr. Westbrook has served on the board of directors of Enbridge Energy Management, L.L.C. and Enbridge Energy Company, Inc., an energy delivery company, and as a member of the Audit, Finance and Risk Committee for each. He was appointed Chairman of the Board and elected as a Director and member of the Audit, Finance and Risk Committee for Midcoast Holdings L.L.C., the GP of Midcoast Energy Partners L.P., in October 2013. He has been on the Board of the Carrie Tingley Hospital Foundation since November 2008, and from October 2010 to March 2012, Mr. Westbrook was a Director of Ivanhoe Mines Ltd. (currently Turquoise Hill Resources) and Chairman of the Safety, Health and Environment Committee and a member of the Nominating and Governance Committee. From November 2006 to June 2009, he was a director at Knowledge Systems, Inc., a provider of combined geopressure and geochemical analysis software and services, and from May 2007 to August 2008, he was a member of the Audit and Risk Committee and Chairman of the Strategic Options Review Committee of the board of directors of Synenco Energy Inc. (acquired by Total E&P Canada Ltd. in August 2008), an energy company located in Alberta, Canada. From 2001 to 2005, Mr. Westbrook served as president of BP China Gas, Power & Upstream and as vice-chairman of the board of directors of Dapeng LNG, a Sino joint venture between BP and CNOOC Gas & Power Ltd. and other Chinese companies. He held executive positions with BP in China, Argentina, Houston, Russia, Chicago and the Netherlands before retiring from the company in January 2006.

The Board believes Mr. Westbrook’s senior management experience and long and diverse career in the energy industry, including at BP Southern Cone and BP China Gas, Power & Upstream, qualifies him to serve on the Board.

Class I Directors

Jim J. Brewer. Mr. Brewer was appointed as a director in 2011. Mr. Brewer, a geologist, has almost 30 years of experience in the oil and gas business. In 1987, Mr. Brewer co-founded J-Brex Company, a private oil and gas and real estate company, of which he is the President. He co-founded Energynet.com, a large on-line oil and gas property auction service in 1999, and currently serves on its board of directors. Mr. Brewer also serves as an advisory board member of First Capital Bank of Texas. Mr. Brewer has degrees in geology and mathematics from West Texas State University.

The Board believes Mr. Brewer’s technical expertise and his senior, extensive and diverse experience in various facets of the oil and natural gas industry qualify him to serve on the Board.

William A. Gilliland. Mr. Gilliland was appointed as a director in 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including. Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chairman, Chief Executive Officer and President of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

The Board believes Mr. Gilliland’s senior management experience, experience in various facets of the oil and gas industry, and his background in investing and capital raising activities qualify him to serve on the Board.

Jeffrey S. Serota. Mr. Serota was appointed as a director in 2007 and became Chairman in June 2013. From September 1997 to April 2014, he served as Senior Partner in the Private Equity Group and then as Senior Advisor to Ares Management LLC, an alternative asset investment firm. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of EXCO Resources, Inc. and previously served on the boards of directors of WCA Waste Corporation, Douglas Dynamics, Inc. and Lyondell Bassell, N.V. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

The Board believes Mr. Serota’s experience on several boards of directors and the Audit Committee of Exco Resources, Inc. and his background in energy-focused investing and capital raising activities at a leading private equity firm qualifies him to serve on the Board.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Mr. Serota is our Chairman, and Mr. Bennett is our Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. The Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. Bennett, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Bennett present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Risk Oversight

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding such risks, including, among other things: risks with respect to oil and natural gas production; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health and safety matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

Director Independence

The Board of Directors has determined that Messrs. Beasley, Brewer, Dobson, Gilliland, Moneypenny, Oliver, Serota, Weber and Westbrook have no material relationships with the Company other than as directors and stockholders of the Company and are “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that the lease between an entity that is partially owned by Mr. Oliver and the Company and Mr. Oliver’s interest in Buffalo Creek Minerals are not material because of their relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall activities. Please see “Related Party Transactions” for a more detailed discussion of these transactions. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held 29 meetings during 2013, and each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he served.

Our non-management directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. Mr. Serota presides at each such meeting.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. Each member of the Board at the time attended the 2013 annual meeting of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and a Strategy and Planning Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee. The Audit Committee, which currently consists of Messrs. Brewer, Dobson, Moneypenny and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Dobson serves as chairman of this committee and has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met four times during 2013.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. Oliver, Weber and Westbrook, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; guides the evaluation of the Board of Directors and its committees; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and develops and maintains a succession plan for our Chief Executive Officer. Mr. Weber serves as chairman of this committee. The Nominating and Governance Committee met three times during 2013.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described starting on page 4 of this report. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders’ meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information – Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Beasley, Brewer and Gilliland, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Beasley serves as chairman of the committee. The Compensation Committee met six times during 2013.

In 2013, the Compensation Committee retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co”), to perform comparative analyses of compensation paid by exploration and production companies that compete with us in the labor and capital markets. No member of the Compensation Committee or any named executive officer has any affiliation with Cook & Co. During the time of Cook & Co’s engagement, the committee periodically sought input from Cook & Co on a range of external market factors, including evolving compensation and market trends, appropriate comparison companies and market survey data. Cook & Co’s analysis and recommendations are discussed further in the Compensation Discussion and Analysis below.

Strategy and Planning Committee. The Strategy and Planning Committee, which currently consists of Messrs. Brewer, Moneypenny, Serota and Westbrook, oversees and reports to the Board of Directors on various matters relating to the long-term strategy and planning for the Company. Mr. Westbrook serves as chairman of the committee. The Strategy and Planning Committee was formed in March 2013 and met eleven times in 2013.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2013. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2013, the Audit Committee was comprised of four directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCOAB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•	reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal control over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to PCAOB Auditing Standard No. 16. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Everett R. Dobson

Jim J. Brewer

Edward W. Moneypenny

Jeffrey S. Serota

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee consisted of Messrs. Beasley, Brewer and Gilliland (and, at times, prior to his resignation, Daniel W. Jordan), none of whom was an employee of the Company during 2013 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Senior Vice President – Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Stephen C. Beasley, James D. Bennett, Edward W. Moneypenny and Roy T. Oliver as directors to the Board. If elected, each nominee would serve a three-year term expiring at the close of our 2017 annual meeting, or until his successor is duly elected. Biographical information of the nominees is furnished above under “Class II Directors – Nominees for Election at the Annual Meeting.”

Our Board of Directors contemplates that each of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2013 and 2012.

	2013	2012
	(In thousands)
Audit Fees	$2,046	$2,479
Audit-Related Fees	200	131
Tax Fees	—	23
All Other Fees	—	—

Total	$2,246	$2,633

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and effectiveness of internal control over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and for the audit of financial statements presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X with respect to certain assets acquired by the Company in 2012.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2013 and 2012 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PricewaterhouseCoopers LLP for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL NO. 3 RE-APPROVAL OF THE PERFORMANCE MEASURES INCLUDED IN THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN

At the meeting, you will be asked to re-approve the material terms of the performance measures that apply to performance awards granted under the 2009 Incentive Plan. In order for such awards to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders must re-approve the material terms of the performance measures, which is required every five years. Stockholders are not being asked to approve any amendments to the 2009 Incentive Plan or to approve the 2009 Incentive Plan itself under this proposal, but are only asked to re-approve the material terms of the performance measures included in the plan for qualification under Section 162(m) of the Code.

Reasons for Proposal

Stockholder re-approval of the material terms of the performance measures is required for the Company to fully deduct the amount or value of the performance awards, as permitted under Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and certain other executive officers (referred to as “covered employees”). This limitation does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code.

Performance awards granted under the 2009 Incentive Plan are intended to qualify as performance-based compensation that would be fully deductible under Section 162(m) of the Code. To qualify, the performance award must be subject to performance measures established by a committee or subcommittee comprised solely of two or more of the Company’s outside directors (in the case of the Company, the Compensation Committee). In addition, the material terms of the performance measures must be disclosed to and approved by the Company’s stockholders. Further, subsequent to the original approval of the material terms of the performance measures, the performance measures must be disclosed to and re-approved by the Company’s stockholders no later than the first meeting of stockholders that occurs in the fifth year following the year in which stockholders previously approved the material terms of the performance measures. The 2009 Incentive Plan was originally approved by the Company’s stockholders in June 2009 at the Company’s annual meeting of stockholders. If stockholder approval of the material terms of the performance measures is not obtained at the Annual Meeting, performance awards granted under the 2009 Incentive Plan subsequent to the Annual Meeting will be subject to the $1 million deduction limit, which would result in additional cost to the Company to the extent amounts of compensation paid to covered employees are not deductible.

For purposes of Section 162(m), the material terms that stockholders must approve include (i) the group of employees whose compensation would be subject to the performance measures; (ii) the business measurements on which each of the performance measures is based; and (iii) the maximum amounts payable to any executive officer under each performance award.

Group of Employees Subject to the Performance Measures

The group of SandRidge employees who receive compensation subject to performance measures consists of officers who hold an office of vice president or higher, including all of the “executive officers” as that term is defined in SEC rules. The Company’s executive officers are listed below under “Executive Officers and Compensation.” Although U.S. federal tax laws limit deductibility for compensation paid to the Company’s chief executive officer and the three highest compensated officers to $1,000,000, to the extent that such compensation is not “performance based,” the approved performance measures will be applied to all officers in the office of vice president or higher.

Performance Measures under the 2009 Incentive Plan

The performance measures applicable to awards under the 2009 Incentive Plan that qualify as performance awards under section 162(m) of the Code are as follows: production growth; reserve growth; reserve replacement; lease operating expense; revenue growth; finding/development costs; net sales; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; return on assets; economic value added (or an equivalent measure); share price performance; total stockholder return; improvement in or achievement of expense levels; improvement in or achievement of working capital levels; innovation as measured by a percentage of sales of new products; market share; productivity ratios; completion and/or integration of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria.

In the case of awards intended to qualify as performance-based, the performance measures shall be selected only from among the criteria set forth in the plan. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, or affiliate as a whole or any business unit of the Company, a subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of the performance criteria.

Maximum Amounts Payable

The maximum aggregate number of shares of the Company’s common stock for which performance-based awards may be issued under the 2009 Incentive Plan in any calendar year to an individual participant shall not exceed 1,000,000, and the maximum amount that may be earned as a cash award for a performance period for a single calendar year by any individual participant is $2,000,000 and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any individual participant is $6,000,000.

Vote Required

Re-approval of the material terms of the performance measures under the 2009 Incentive Plan requires the affirmative vote of a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RE-APPROVAL OF THE PERFORMANCE MEASURES INCLUDED IN THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN.

PROPOSAL NO. 4 APPROVAL, IN A NON-BINDING VOTE, OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote on the company’s executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis below, SandRidge believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group of companies, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and succeed in attracting, retaining and motivating experienced, highly-qualified executives who have been critical to SandRidge’s success and the enhancement of stockholder value. The Board of Directors believes that the Company’s commitment to these responsible compensation practices justifies a vote by the stockholders FOR the proposal above.

 Because this vote is advisory, it will not be binding on, overrule any decision made or create or imply any additional fiduciary duty by the Board of Directors. The Company recognizes that stockholders have a fundamental interest in the Company’s executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Set forth below is information regarding each of our executive officers as of March 31, 2014:

Name	Age	Position
James D. Bennett	44	President and Chief Executive Officer
David C. Lawler	46	Executive Vice President and Chief Operating Officer
Eddie M. LeBlanc III	65	Executive Vice President and Chief Financial Officer
Duane M. Grubert	51	Executive Vice President of Investor Relations and Strategy
Wayne C. Chang	52	Senior Vice President – Midstream
Randall D. Cooley	60	Senior Vice President – Accounting
R. Scott Griffin	48	Senior Vice President – Human Resources
Philip T. Warman	43	Senior Vice President, General Counsel and Corporate Secretary

James D. Bennett. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. Biographical information about Mr. Bennett can be found above under the heading “Director Biographical Information – Nominees for Election at the Annual Meeting.”

David C. Lawler. Mr. Lawler was appointed Executive Vice President and Chief Operating Officer in April 2013. Mr. Lawler joined us as Executive Vice President – Operations in August 2011. Prior to joining the Company, Mr. Lawler served as Chief Executive Officer and President of PostRock Energy Corporation and its predecessor entities since August 2008 after having served as Chief Operating Officer of PostRock Energy Corporation’s predecessor entities from May 2007 through August 2008. Prior to that, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 in roles of increasing responsibility, most recently as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a Bachelor of Science degree in Petroleum Engineering and earned his Master of Business Administration degree from Tulane University in 2003.

Eddie M. LeBlanc III. Mr. LeBlanc was appointed Executive Vice President and Chief Financial Officer in July 2013. Prior to joining SandRidge, he served as Chief Financial Officer at each of East Resources Inc. (2010 – 2013), PostRock Energy Corporation (2009 – 2010), Ascent Energy Company (2003 – 2007), Range Resources Corporation (2000 – 2003), and Coho Energy, Inc. (1995 – 1999). Previously in his career, Mr. LeBlanc served in senior positions at other diversified energy companies and as an auditor with Ernst & Ernst. He holds a Bachelor of Science in Business Administration from the University of Louisiana at Lafayette and is a Certified Public Accountant and a Chartered Financial Analyst.

Duane M. Grubert. Mr. Grubert was appointed Executive Vice President of Investor Relations and Strategy in December 2013. Prior to joining SandRidge, Mr. Grubert spent 14 years as a Wall Street analyst covering the oil and gas exploration and production sector, most recently for Susquehanna Financial Group. From 1983 to 2000, Mr. Grubert served in various capacities at Unocal Corporation (now part of Chevron Corporation), including in petroleum engineering, international business development and finally as General Manager of Corporate Strategy and Business Intelligence. Mr. Grubert holds a Bachelor of Science in Petroleum Engineering from Stanford University and a Masters of Business Administration from California State University.

Wayne C. Chang. Mr. Chang joined us as Vice President – Midstream in February 2007 and was promoted to Senior Vice President – Midstream in January 2009. Mr. Chang most recently served as the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of

Oklahoma. Prior to this, he worked for diversified oil and gas companies such as Conoco Inc., Phillips Petroleum Company and Chesapeake Energy Corporation focusing on the midstream sector. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President – Accounting in November 2006, upon our acquisition of NEG Oil & Gas LLC, and was promoted to Senior Vice President – Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

R. Scott Griffin Mr. Griffin was appointed Senior Vice President – Human Resources in November 2013. Mr. Griffin returned to SandRidge from Chaparral Energy, LLC where he led the strategic human resources function. He previously served as Director of Human Resources at SandRidge from 2008 to 2012. For the past 26 years, Mr. Griffin has held various human resources and leadership roles including 13 years as Senior Vice President of Wood Designs, a leading retail fixture manufacturer, and five years as the principal of Redlion Industrial Supply, a company he founded and managed. Mr. Griffin holds a Bachelor of Arts in Communication from the University of Oklahoma and has completed graduate coursework in Organizational Development.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

Compensation Discussion and Analysis

2013 Executive Compensation Program Changes

During 2012 and the first several months of 2013, our Compensation Committee received input from stockholders regarding the design, competitiveness, and governance of our executive compensation programs. In response to this input, the committee retained a new independent executive compensation consultant to evaluate and make recommendations with respect to the Company’s executive and director compensation programs. The Compensation Committee interviewed representatives from various national firms and selected Cook & Co. Cook & Co was selected for its qualifications as a firm, experience within the energy industry, and independence. In carrying out their duties, Cook & Co consultants report directly to the Compensation Committee chairman.

As a result of its own review, and after considering the recommendations made by Cook & Co, the Compensation Committee adopted extensive changes to the Company’s executive compensation program for 2013 and beyond that it believes reflect best practices and strengthen the linkage between compensation and Company performance. Following are key changes made in 2013 to the Company’s compensation program, which are discussed in greater detail below.

•	Adopted a new peer group of appropriately sized peers against which the Company compares both pay and performance
•	Adopted a new compensation strategy that generally targets compensation at the median of the peer group
•	Implemented performance-based annual and long-term incentive plans
•	Adopted a clawback policy

•	Adopted stock ownership guidelines for executive officers and independent directors of the Company
•	Adopted anti-hedging and anti-pledging policies
•	Committed to the annual review of compensation tally sheets going forward
•	Changed the frequency of the Company’s say-on-pay vote from every three years to every year
•	Provided a compensation package for our current CEO that is approximately 73% less than that of the previous CEO

The tables below compare the Company’s prior CEO’s 2013 target total direct compensation and prior non-CEO NEO’s average 2013 total direct compensation to our current CEO’s 2013 target total direct compensation and current non-CEO NEO’s average 2013 total direct compensation.

Title	Base Salary	Target Bonus	Target LTI	Target TDC
Prior CEO	$1,545,000	$1,545,000	$16,250,000	$19,340,000
Current CEO	$800,000	$880,000	$3,500,000	$5,180,000

Absolute Change	-$745,000	-$665,000	-$12,750,000	-$14,160,000

Percentage Change	-48%	-43%	-78%	-73%

Title	Base Salary	Target Bonus	Target LTI	Target TDC
Prior NEOs (Avg.)	$641,750	$641,750	$1,644,375	$2,927,875
Current NEOs (Avg.)	$418,000	$375,500	$1,118,250	$1,911,750

Absolute Change	-$223,750	-$266,250	-$526,125	-$1,016,125

Percentage Change	-35%	-41%	-32%	-35%

Compensation Program Overview

 The purpose of our compensation program is to help us attract, retain, and motivate knowledgeable and high performing talent. We provide our executives with the traditional compensation elements of base salary, annual incentives, long-term incentives, and limited perquisites.

 Beginning in early 2013, the Compensation Committee approved a compensation strategy that generally targets the median of the peer group. We expect that certain executives’ actual compensation will vary in a range around the median depending on such things as length of service in the job, individual and Company performance, and internal equity considerations.

Compensation Best Practices

 We have aligned our compensation programs with the interest of our stockholders by adopting the following compensation best practices.

	What We Do	What We Don’t Do
✓	Benchmark compensation near the median of the peer group	No tax gross ups
✓	Apply minimum stock ownership guidelines	No “single-trigger” change-of-control payments
✓	Maintain a clawback policy	No excessive perquisites
✓	Use and review compensation tally sheets	No hedging or new pledging of Company stock
✓	Use a representative and relevant peer group
✓	Use an independent compensation consultant
✓	Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic objectives
✓	Link 50% of our long term compensation to our total stockholder return compared to peers

Executive Compensation Program Objectives

 To motivate and reward both short-term and long-term performance, the Compensation Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain talented executives	• Provide a competitive total compensation package taking into account base salary, incentives and benefits to attract, retain and motivate our employees
Motivate and reward executives

•   Provide a significant portion of each named executive officer’s (NEO) target total direct compensation in the form of variable compensation

•   Align our executive compensation with short-term and long-term performance of the Company

•   Tie payment of our performance units to total stockholder return against our peer group

Address the cyclicality of the oil and gas industry

•   The annual incentive plan uses a balanced approach of financial and non-financial goals to encourage executives to execute on short-term goals that lead to long-term stockholder value

•   The performance unit plan rewards executives for total stockholder return on a relative basis

Motivate management to take prudent but not excessive risk

•   Pay programs emphasize long-term incentive compensation

•   Share ownership guidelines motivate alignment between long-term stockholder value and management decisions

•   Utilize multiple performance measures for short-term incentives

•   Incorporate the use of tally sheets in our annual compensation review

Align executive and stockholder interests	• Share ownership guidelines for executive officers and directors • Tie a significant portion of our annual equity grants to share price performance

Elements of Executive Compensation

 Our named executive officer (“NEO”) compensation consists of:

•	Base salary paid in cash
•	Annual incentives paid in cash
•	Annual awards under our long-term incentive plan

—	Health, welfare and retirement benefits
—	Limited perquisites

 The balance among these components is established annually by the Compensation Committee and is designed to retain key employees and encourage future performance. The charts below illustrate the relative weightings of each compensation element for fiscal year 2013 for the company’s current chief executive officer and the other named executive officers currently employed by the company. The elements included are the 2013 base salary rate, target bonus, target long-term equity based incentives, and all other compensation as reported in this Proxy Statement.

Base Salary

 The purpose of base salary is to provide a fixed level of cash compensation for performing day-to-day responsibilities. The Company’s goal is to target base salaries near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance and Company performance. In aggregate, the named executive officers were positioned at 102% of the market median for base salaries. Base salaries for named executive officers currently employed by us for 2013 and 2014 are set forth below.

Executive	Title	2013 Base Salary	2014 Base Salary	Percentage Change
James Bennett	President and Chief Executive Officer	$766,615*	$850,000	10.9%
David Lawler	Executive Vice President and Chief Operating Officer	$491,962**	$550,000	11.8%
Eddie LeBlanc	Executive Vice President and Chief Financial Officer	$425,000***	$425,000	0.0%
Wayne Chang	Senior Vice President – Midstream	$383,469	$390,000	1.7%
Randall Cooley	Senior Vice President – Accounting	$401,539	$408,000	1.6%

*Includes compensation in 2013 for service as Executive Vice President and Chief Financial Officer

**Includes compensation in 2013 for service as Executive Vice President - Operations

***Annualized

Annual Incentive Plan (“AIP”)

 The purpose of annual incentives is to reward executives for near-term operational and financial performance. The Company’s goal is to target annual incentives near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance, and Company performance. In aggregate, for 2013 the named executive officers currently employed by us were positioned at 106% of the market median for target bonuses.

2013

 Beginning in 2013, the Compensation Committee adopted the use of a balanced AIP scorecard and assigned each named executive officer an AIP target. The table below shows the AIP targets for each of the named executive officers currently employed by us.

Executive	Title	Bonus Target (as a percentage of salary)
James Bennett	President and Chief Executive Officer	110%
David Lawler	Executive Vice President and Chief Operating Officer	100%
Eddie LeBlanc	Executive Vice President and Chief Financial Officer	80%
Wayne Chang	Senior Vice President – Midstream	80%
Randall Cooley	Senior Vice President –Accounting	70%

 The table below shows the AIP metrics adopted by the Compensation Committee, the corresponding target levels of performance, and the Company’s actual performance against these goals. Actual performance at the threshold, target, and maximum levels of performance would result in a 50%, 100%, and 200% payout, respectively. Based on the Company’s performance below, the Compensation Committee elected to pay bonuses at 185% of target.

Metric	Weighting	Goal			Actual Performance	Percent of Target Payout Earned
		Threshold	Target	Maximum
TRIR[1]	10%	1.02	0.85	0.68	0.65	200%
Adjusted EBITDA ($MM)[2]	20%	$810	$900	$1,000	$1,020	200%
Production (BOE/Day)	10%	85,120	89,600	94,080	92,537	166%
Production (percentage oil and liquids)	10%	45%	47%	49%	49%	200%
G&A Efficiency ($MM)[3]	10%	$155	$150	$146	$142	200%
Mississippian Well Economics[4]	20%	36%	40%	44%	52%	200%
Other Key Objectives[5]	20%	N/A			N/A	140%

1	Total Recordable Incident Rate for non-services business employees

2	EBITDA (net income (loss) before income tax (benefit) expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations), excluding asset impairment, interest income, (gain) loss on derivative contracts net of cash received on settlement of derivative contracts, loss (gain) on sale of assets, transaction costs, legal settlements, consent solicitation costs, effect of annual incentive plan adoption, severance, bargain purchase gain, loss on extinguishment of debt and other various non-cash items (including non-cash portion of non-controlling interest and stock-based compensation). Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure in the attached Annex.

3	Annualized run rate of general and administrative expenses for the quarter ended December 31, 2013

4	Internal rate of return for a horizontal Mississippian well, based on year end type curve

5	Qualitative evaluation of various additional goals and objectives that were supportive of and contributed toward the quantitative results

Changes for 2014

 The Company has adopted a baseline annual incentive plan performance hurdle of $500MM in Adjusted EBITDA. If the performance hurdle is met, the bonus pool for the 2014 AIP is funded at the maximum opportunity. The final payout will be adjusted downward based on the Company’s performance against a pre-established balanced scorecard.

Long-Term Incentives (“LTI”)

 The purpose of long-term incentives is to align executives’ compensation with interests of stockholders, encourage retention, and reward long-term operational and financial performance. The Company’s goal is to target long-term incentives near the market median; however, actual positioning may vary based on such things as length of service in the job, individual performance, and Company performance. In aggregate, for 2013 the named executive officers currently employed by us were positioned at 71% of the market for LTI.

 The Company’s fiscal year 2013 LTI program for its NEOs consisted of 50% restricted stock and 50% cash-settled performance units.

 Restricted Stock

 In January 2013, the Company granted restricted stock to its NEOs. These restricted stock grants represent 50% of a participant’s 2013 LTI grant. These awards vest ratably over four years and help motivate retention and provide stability to the compensation programs.

 Performance Units

 In July 2013, the Company granted cash-settled performance units to its NEOs. These cash-settled performance units represent 50% of a participant’s 2013 LTI grant. These awards are intended to motivate executives to outperform peer companies in relative total stockholder return. The awards vest in 1/3 increments at six, 18 and 30 months after the grant date.

 The performance period for these awards commenced on July 1, 2013 and will end on December 31, 2015. No payouts under these awards will be made until the completion of the two and a half year performance period. Performance will be measured based on the Company’s relative total stockholder return (“TSR”) compared to our peer group. See “Process and Procedures for Determining Executive Compensation – Role of Peer Group and Competitive Data” below for further discussion of the Company’s peer group. The performance goals for the performance unit plan are listed in the table below:

Level of Performance	Relative TSR Position	Value of Performance Unit*
Below Threshold	Below 25th Percentile	$0
Threshold	25th Percentile	$50
Target	50th Percentile	$100
Maximum	75th Percentile or Higher	$200

*Performance between threshold and target, and between target and maximum, will be interpolated. The maximum value of each performance unit will be capped at $100 if the Company’s absolute TSR is negative.

Changes for 2014

Beginning in 2014, the Compensation Committee intends to begin administering the Company’s long-term incentive awards so that awards are granted once per year as opposed to our historical practice of twice per year. The goal is to enhance the committee’s ability to administer performance awards consistent with market practices, enhance the ability to communicate program details to external constituents, and reduce the administrative complexities involved. Beginning in the first quarter of 2014, the committee granted 50% of the executive participants’ total long-term incentive value in the form of cash-settled performance units and the remaining 50% in restricted stock. The ultimate value of the performance units will be dependent on the Company’s relative TSR performance over the three-year performance period beginning January 1, 2014 and ending December 31, 2016.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits

 Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits

 We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of certain named executive officer’s employment agreements, we will pay the fees and expenses related to one membership in a club in the Oklahoma City, Oklahoma area.

 Perquisites for Former CEO

 The terms of Mr. Ward’s employment agreement provided for accounting support from certain Company employees for his personal investments. Mr. Ward reimbursed us for half of each such accounting support employee’s annual salary and cash bonus. We also provided access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompanied him or them. Mr. Ward paid all personal income taxes accruing as a result of aircraft use for personal travel. In addition, from time to time, the Company provided personal security services to Mr. Ward and his family.

Retirement Plan

 We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 10% of employee deferred wages. Matching contributions are made in shares of our common stock.

Nonqualified Deferred Compensation Plan

 We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the plan equal to 100% of employee contributions up to 10% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made in shares of our common stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

 We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•	Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Clawback Policy

In April 2013, the Compensation Committee adopted, and the Board approved, a clawback policy that is administered by the Compensation Committee. Under the policy, the Company, at the Board’s discretion, may recover incentive compensation that has been erroneously paid, in the event of a material restatement or misconduct.

Stock Ownership Guidelines

In April 2013, the Compensation Committee adopted, and the Board of Directors approved, stock ownership guidelines for executive officers and independent directors of the Company. The policy generally requires executives to own stock in the Company equal to the following guidelines:

Executive Level	Percentage of Salary Required
Chief Executive Officer	500%
Executive Vice Presidents	300%
Other Officers	100%

In addition, outside directors are required to own stock equal to 400% of their annual retainer. Executives and outside directors have five years to fulfill this requirement. Until they are in compliance with the guidelines, both executives and outside directors are required to hold a specified amount of net shares associated with equity awards (after tax and/or exercise price) in the following amounts: Chief Executive Officer – 60% of net shares; Executive Vice Presidents, other officers and outside directors – 50%.

Anti-Hedging, Anti-Pledging Policy

The Compensation Committee adopted, and the Board of Directors approved, a policy that applies to stock granted or acquired after the effective date of May 1, 2013. The policy prohibits executives and independent directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and outside directors from engaging in hedging transactions involving Company stock.

Review of Tally Sheets

Going forward, the Compensation Committee has adopted a practice of reviewing compensation tally sheets to provide the committee with a detailed view of total compensation delivered to named executive officers, including direct and indirect compensation.

Annual Say on Pay Frequency

In order to enhance the Company’s stockholder communication process related to executive compensation, the Compensation Committee adopted and the Board of Directors approved a change to the frequency of our Say on Pay vote, from triennial to annual, beginning in 2014.

Risk

Our compensation program for executives is not designed to encourage excessive risk taking. In that regard, payouts under the AIP and performance unit plan are capped at 200%. In addition, all of our long-term incentives include extended vesting periods.

Tax Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Process and Procedures for Determining Executive Compensation

Guided by the executive compensation principal objectives described above, the Compensation Committee approves the structure of the executive compensation program for our NEOS. The following describes the roles of key participants in the process.

Role of the Compensation Committee

The Compensation Committee is currently comprised of three non-employee independent directors. The Compensation Committee’s duties in administering the executive compensation programs include the following:

•	Review and approve the Company’s compensation policy
•	Review and evaluate company performance against pre-established performance metrics
•	Regularly review and approve the annual total compensation paid to officers and key executives

 The Compensation Committee typically reviews the components of our executive officer compensation program on an annual basis and approves adjustments as it deems appropriate.

Role of the Executives

 Our Chief Executive Officer is the only executive who works with the Compensation Committee and compensation consultant in establishing compensation levels and performance targets. The Chief Executive Officer is responsible for reviewing the compensation and performance of the other executive officers. He makes recommendations to the Compensation Committee for adjustments to the annual total compensation of his direct reports. However, all final decisions regarding compensation are made by the Compensation Committee.

 The Company’s human resources and legal departments provide support to the Committee in preparation of materials and execution of its responsibilities.

Role of Independent Consultants

 To facilitate the formulation and administration of our compensation program, beginning in March 2013, the Compensation Committee retained Cook & Co as its independent compensation consultant. Cook & Co helps the Compensation Committee assess the competitiveness and appropriateness of compensation programs throughout the market, including our peers, and helps the Compensation Committee develop a compensation program that is consistent with our objectives and market conditions.

 Cook & Co attends Compensation Committee meetings, meets with the committee in executive session, and provides advice and expertise on executive and director compensation programs and plan designs. Cook & Co reports directly to, and takes its charge from, the Compensation Committee. However, the Compensation Committee does not specifically direct Cook & Co on how to perform the scope of services it provides.

Independence of Advisors

 The Compensation Committee reviewed the independence of Cook & Co, including under factors specified in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, and determined that there is no conflict of interest resulting from retaining Cook & Co.

Role of Peer Group and Competitive Data

 Beginning in 2013, the Compensation Committee adopted a new peer group against which to compare the competitiveness of the Company’s executive compensation and performance. The 2013 peer group consisted of the following exploration and production companies.

Cabot Oil & Gas Corporation	Newfield Exploration Company
Cimarex Energy Co.	Pioneer Natural Resources Company
Concho Resources Inc.	QEP Resources, Inc.
Continental Resources, Inc.	Range Resources Corporation
Denbury Resources Inc.	SM Energy Company
Energen Corporation	Southwestern Energy Company
Energy XXI (Bermuda) Limited	Ultra Petroleum Corp.
EQT Corporation	Whiting Petroleum Corporation
Linn Energy, LLC	WPX Energy, Inc.

 In addition to the peer group compensation information, Cook & Co also includes compensation survey information in their analysis of the broader compensation market.

Role of “Say on Pay” and “Say on Frequency” Voting Results

At our 2011 annual meeting of stockholders, the Company’s stockholders approved the compensation provided to our named executive officers in an advisory vote, with over 70% of ballots cast being voted to approve the executive compensation program. Based on this approval, the Compensation Committee did not change its overall approach to compensation during 2011 or 2012. However, as described above under “2013 Executive Compensation Program Changes,” in 2013 the Compensation Committee initiated a thorough review of the Company’s executive compensation practices and related governance process.

In addition, the Board considered the results of the stockholder vote in 2011 regarding how frequently stockholders wish to conduct future say on pay votes. Because a majority of votes cast expressed a preference for conducting a say on pay vote every three years, the Board initially determined to submit executive compensation for stockholder consideration triennially. However, in 2013, the Compensation Committee recommended, and the Board approved, an annual say-on-pay vote beginning at the Company’s 2014 annual meeting of stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members

Stephen C. Beasley
William A. Gilliland
Jim J. Brewer

Summary Compensation

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

						Non-Equity
Name and				Stock		Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(f)	Awards(g)		Compensation(h)	Compensation(i)	Total

James D. Bennett(a)	2013	$766,615	$360,500	$1,083,375	$	1,628,000	$242,926	$4,081,416
President and	2012	723,774	721,000	1,671,318		-	256,005	3,372,097
Chief Executive Officer	2011	670,789	710,500	6,153,250		-	204,913	7,739,452

David C. Lawler(b)	2013	491,962	232,500	458,993		925,000	153,502	2,261,957
Executive Vice Present and	2012	-	-	-		-	-	-
Chief Operating Officer	2011	-	-	-		-	-	-

Eddie M. LeBlanc III(c)	2013	207,596	-	-		302,404	115,302	625,302
Executive Vice President and	2012	-	-	-		-	-	-
Chief Financial Officer	2011	-	-	-		-	-	-

Wayne C. Chang(b)	2013	383,469	191,000	252,375		565,360	127,836	1,520,040
Senior Vice President —	2012	-	-	-		-	-	-
President of SandRidge Midstream, Inc.	2011	-	-	-		-	-	-

Randall D. Cooley(b)	2013	401,539	167,500	235,550		518,000	120,922	1,443,511
Senior Vice President —	2012	-	-	-		-	-	-
Accounting	2011	-	-	-		-	-	-

Tom L. Ward(d)	2013	974,539	-	16,250,002		-	53,895,224	71,119,765
Former Chairman and	2012	1,549,212	1,545,000	16,250,004		-	1,420,406	20,764,622
Chief Executive Officer	2011	1,502,596	1,523,000	20,771,971		-	1,463,935	25,261,502

Matthew K. Grubb(e)	2013	299,492	-	1,682,500		-	2,417,068	4,399,060
Former President and	2012	930,566	927,000	3,615,000		-	348,879	5,821,445
Chief Operating Officer	2011	900,519	914,000	4,672,500		-	338,626	6,825,645

(a)	Mr. Bennett was promoted from Executive Vice President and Chief Financial Officer to President in March 2013 and to President and Chief Executive Officer in June 2013.

(b)	Messrs. Lawler, Chang and Cooley were named executive officers for the first time in 2013.

(c)	Mr. LeBlanc was appointed Executive Vice President and Chief Financial Officer in July 2013.

(d)	Mr. Ward’s employment with the Company ended June 28, 2013.

(e)	Mr. Grubb’s employment with the Company ended March 15, 2013.

(f)	The Company historically paid semi-annual bonuses in January and July of each year. Such bonuses were discretionary and not based on specific performance criteria or targets. In early 2013, the Compensation Committee adopted a performance-based annual incentive plan, payouts for which are made in the first quarter of the year following the performance period. See “Compensation Discussion and Analysis – Annual Incentive Plan.” Amounts included in this column are for bonus payments made under the Company’s previous compensation program.

(g)	Includes the aggregate fair value at date of each grant of restricted stock to a named executive officer. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. See “— Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards. The amount reported in this column for Mr. Bennett in 2011 includes the aggregate fair value of shares of restricted stock granted to Mr. Bennett on February 1, 2011 in conjunction with his appointment as the Company’s Executive Vice President and Chief Financial Officer.

(h)	In early 2013, the Compensation Committee adopted a performance-based annual incentive plan. See “Compensation Discussion and Analysis – Annual Incentive Plan.”

(i)	All Other Compensation provided to our named executive officers consists of the following:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Deferred Compensation Match	Other(i)	Perquisites(ii)	Total

James D. Bennett	2013	$270	$17,500	$204,452	$-	$20,704	$242,926
	2012	261	17,000	158,066	-	80,678	256,005
	2011	270	16,500	-	122,399	63,322	204,913

David C. Lawler	2013	270	17,500	125,433	10,299	-	153,502
	2012	-	-	-	-	-	-
	2011	-	-	-	-	-	-

Eddie M. LeBlanc III	2013	37	14,712	-	100,553	-	115,302
	2012	-	-	-	-	-	-
	2011	-	-	-	-	-	-

Wayne C. Chang	2013	270	23,000	91,600	12,966	-	127,836
	2012	-	-	-	-	-
	2011	-	-	-	-	-

Randall D. Cooley	2013	270	23,000	87,250	10,402	-	120,922
	2012	-	-	-	-	-	-
	2011	-	-	-	-	-	-

Tom L. Ward	2013	156	23,000	-	53,317,500	554,568	53,895,224
	2012	261	22,500	440,740	-	956,905	1,420,406
	2011	360	22,000	428,000	-	1,013,575	1,463,935

Matthew K. Grubb	2013	73	23,000	-	2,393,995	-	2,417,068
	2012	261	17,000	260,944	-	70,674	348,879
	2011	360	16,500	252,635	-	69,131	338,626

(i)	In 2013, certain of the Company’s named executive officers received tickets to Oklahoma City Thunder professional basketball games. Tickets associated with the 2012-2013 season (which ended in May 2013) were provided to the Company in connection with its sponsorship of the team. The Company incurred no incremental cost for these tickets. See “Related Party Transactions” for a more detailed discussion of the Company’s sponsorship of the Thunder, which ended in 2013. The value of tickets associated with the 2013-2014 season (which began in October 2013) is reported in the Perquisites column. Amounts reported in this column for Messrs. Lawler, Chang and Cooley in 2013 represent reimbursement of taxes owed with respect to the value of the tickets received, regardless of season. The amount reported in this column for Mr. LeBlanc in 2013 includes $99,211 for relocation and temporary housing expenses. Mr. LeBlanc joined the Company in July 2013. The amount reported in this column for each of Messrs. Ward and Grubb represents severance received as a result of their respective terminations of employment.

(ii)	The amount reported in this column for Mr. Bennett in 2013 includes (i) $14,964 for costs related to personal use of Company aircraft; (ii) $4,676 for club membership dues and fees; and (iii) $1,064 for Thunder basketball tickets received for the 2013-2014 season. The amount reported in this column for Mr. Ward in 2013 includes (i) $376,708 for costs related to accounting support from our employees for Mr. Ward’s personal investments; (ii) $93,483 for costs related to personal use of Company aircraft; (iii) $48,459 for personal travel expenses; (iv) $80,215 for personal security provided to Mr. Ward and his family; and (v) $4,162 for club membership dues and fees. Accounting support costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services, 100% of the costs of the benefits the Company provides to these employees and the value of restricted stock awarded to such employees. The amounts attributable to aircraft usage and personal security are based on the incremental cost to the Company. Incremental cost for aircraft usage is based on direct operating costs, including fuel, airport fees and incremental pilot costs, of Company owned aircraft (excluding capital costs of the aircraft) and costs attributable to leasing aircraft not owned by the Company (based on hourly fees), and incremental cost for Mr. Ward’s personal security includes the cost of salaries and fees for security personnel. See “Compensation Discussion and Analysis – Perquisites and Other Personal Benefits” for discussion regarding the Compensation Committee’s decision to significantly reduce the nature and amount of perquisites available to the Company’s officers on a go-forward basis.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an award made to our named executive officers in 2013.

Grants of Plan-Based Awards for the Year Ended December 31, 2013

					Estimated Possible or Future Payouts Under			Stock Awards:
					Non-Equity Incentive Plan Awards			Number

	Type of	Grant	Approval	No. of				of Shares	Grant Date

Name	Award	Date	Date	Units	Threshold	Target	Maximum	of Stock	Fair Value

James D.	AIP	-	-	-	467,500	935,000	1,870,000	-	-
Bennett	PU	-	-	10,834	$541,700	$1,083,400	$2,166,800	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	160,977	$1,083,375

David C.	AIP	-	-		275,000	550,000	1,100,000
Lawler	PU	-	-	4,590	229,500	459,000	918,000	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	68,201	$458,993

Eddie M.	AIP	-	-	-	170,000	340,000	680,000	-	-
LeBlanc III	PU	-	-	-	-	-	-	-	-
	RS	-	-	-	-	-	-	-	-

Wayne C.	AIP	-	-	-	156,000	312,000	624,000	-	-
Chang	PU	-	-	2,524	126,200	252,400	504,800	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	37,500	$252,375

Randall D.	AIP	-	-	-	142,800	285,600	571,200	-	-
Cooley	PU	-	-	2,356	117,800	235,600	471,200	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	35,000	$235,550

Tom L.	AIP	-	-	-	-	-	-	-	-
Ward	PU	-	-	-	-	-	-	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	2,414,562	$16,250,002

Matthew K.	AIP	-	-	-	-	-	-	-	-
Grubb	PU	-	-	-	-	-	-	-	-
	RS	01/15/2013	12/06/2012	-	-	-	-	250,000	$1,682,500

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of factors that may be relevant in reviewing the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Incentives (“LTI”)

The Company’s fiscal year 2013 LTI program for its NEOs other than Messrs. Ward and Grubb, consisted of 50% restricted stock and 50% cash-settled performance units. Grants of restricted stock were made in January 2013 and vest ratably over four years. Grants of performance units were made in July 2013 and vest in 1/3 increments at six, 18 and 30 months after the grant date. The performance period for the performance unit awards commenced on July 1, 2013 and will end on December 31, 2015. No payouts under these awards will be made until the completion of the two and a half year performance period. Performance will be measured based on the Company’s relative total stockholder return compared to a peer group. The performance goals for the performance unit plan are listed in the table below:

Level of Performance	Relative TSR Position	Value of Performance Unit*
Below Threshold	Below 25th Percentile	$0
Threshold	25th Percentile	$50
Target	50th Percentile	$100
Maximum	75th Percentile or Higher	$200

*Performance between threshold and target and target and maximum will be interpolated. The maximum value of each performance unit will be capped at $100 if the Company’s absolute TSR is negative.

Annual Incentive Plan (“AIP”)

Beginning in 2013, the Compensation Committee adopted the use of a balanced AIP scorecard and assigned each named executive officer an AIP target as a percentage of salary. The scorecard includes performance metrics adopted by the Compensation Committee, target levels of performance for each metric and the Company’s actual performance against the goals. Actual performance at the threshold, target, and maximum levels of performance results in a 50%, 100%, and 200% payout, respectively. Based on the Company’s performance in 2013, the Compensation Committee elected to pay bonuses at 185% of target.

Employment Agreements

Each named executive officer currently employed by us entered into an employment agreement with the Company. Each employment agreement (other than Mr. LeBlanc’s) terminates on December 31, 2014, unless otherwise terminated in accordance with its terms. Mr. LeBlanc’s employment agreement terminates on December 31, 2015, unless otherwise terminated in accordance with its terms. Pursuant to each of these employment agreements, we agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Bennett – $721,000; Mr. Lawler – $440,000; Mr. LeBlanc – $425,000; Mr. Chang – $350,000; and Mr. Cooley – $350,000. The terms of the agreements also provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans and (iii) benefits under all other benefit plans generally provided to our other executive officers. The terms of Mr. Bennett’s employment agreement provide that during 2012, his second year of employment with the Company, he would receive grants of restricted stock valued at not less than a total of $2,000,000. These grants were made in two equal installments in each of July 2012 and January 2013.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses payments due upon termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

2009 Incentive Plan

In June 2009, our stockholders approved the adoption of the 2009 Incentive Plan. The 2009 Incentive Plan authorizes the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and any other form of award based on the value (or the increase in value) of shares of our Common Stock. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant or advisor of the Company and any of its present or future parent or subsidiary entities or any other business venture in which we have a controlling interest is eligible to be granted an award.

Restricted stock awards are grants of Common Stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock granted under the 2009 Stock Plan until all restrictions, terms and conditions are satisfied.

Subject to adjustments allowed under the 2009 Incentive Plan, the 2009 Incentive Plan authorizes up to 28,500,000 shares of Common Stock to be used for awards. As of March 31, 2014, 5,481,043 shares, representing 1.11% of the outstanding shares of our Common Stock, are available to be used for future awards. If any award made under the 2009 Incentive Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2013:

Outstanding Equity Awards as of December 31, 2013

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(a)		Market Value of Shares of Stock That Have Not Vested(b)

James D. Bennett	726,039	(c)	$4,407,057
David C. Lawler	234,319	(d)	1,422,316
Eddie M. LeBlanc III	-		-
Wayne C. Chang	139,583	(e)	847,269
Randall D. Cooley	116,666	(f)	708,163
Tom L. Ward	-		-
Matthew K. Grubb	-		-

(a)	Each award of restricted stock vests in 25% increments on the first four anniversaries of the grant date.

(b)	Valuations are based on $6.07 per share, which was the last trading price for a share of our Common Stock on the NYSE on December 31, 2013.

(c)	Includes 350,000 shares of the 700,000 shares granted on February 1, 2011; 37,500 shares of the 75,000 shares granted on July 8, 2011; 70,312 shares of the 93,750 shares granted on January 13, 2012; 107,250 shares of the 143,000 shares granted on July 13, 2012; and 160,977 shares granted on January 15, 2013.

(d)	Includes 27,510 shares of the 55,021 shares granted on September 1, 2011; 50,000 shares of the 100,000 shares granted on September 1, 2011; 42,858 shares of the 57,145 shares granted on January 13, 2012; 45,750 shares of the 61,000 shares granted on July 13, 2012; and 68,201 shares granted on January 15, 2013.

(e)	Includes 3,125 shares of the 12,500 shares granted on January 8, 2010; 5,208 shares of the 20,833 shares granted on July 9, 2010; 18,750 shares of the 37,500 shares granted on January 14, 2011; 18,750 shares of the 37,500 shares granted on July 8, 2011; 28,125 shares of the 37,500 shares granted on January 13, 2012; 28,125 shares of the 37,500 shares granted on July 13, 2012; and 37,500 shares granted on January 15, 2013.

(f)	Includes 2,500 shares of the 10,000 shares granted on January 8, 2010; 4,166 shares of the 16,667 shares granted on July 9, 2010; 15,000 shares of the 30,000 shares granted on January 14, 2011; 15,000 shares of the 30,000 shares granted on July 8, 2011; 22,500 shares of the 30,000 shares granted on January 13, 2012; 22,500 shares of the 30,000 shares granted on July 13, 2012; and 35,000 shares granted on January 15, 2013.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2013. No stock options were outstanding or exercised in 2013.

Option Exercises and Stock Vested for the Year Ended December 31, 2013

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)

James D. Bennett	252,938	$1,584,700
David C. Lawler	68,292	371,865
Eddie M. LeBlanc III	-	-
Wayne C. Chang	50,833	295,313
Randy D. Cooley	40,417	234,756
Tom L. Ward	7,570,509	38,650,753
Matthew K. Grubb	1,308,333	7,376,823

(a)	Valuations based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan (the “NQDC Plan”) for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. The Board of Directors has approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 10% (15% in 2012 and 2013) of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror the investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, the participant’s balance is paid in a lump sum as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation from the plan.

The following table sets forth activity under the NQDC Plan for 2013:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(b)

James D. Bennett	$204,452	$204,452	$9,620	$-	$720,529
David C. Lawler	125,433	125,433	5,467	-	465,294
Eddie M. LeBlanc III	-	-	-	-	-
Wayne C. Chang	91,600	91,600	(2,264)	-	632,557
Randall D. Cooley	87,250	87,250	(2,463)	-	589,740
Tom L. Ward	222,120	-	(13,370)	-	2,884,302
Matthew K. Grubb	83,962	-	(28,129)	1,476,723	-

(a)	Matching contributions are made with shares of our common stock and are included as “All Other Compensation” in the Summary Compensation Table for the 2013 fiscal year.

(b)	Includes amounts included as All Other Compensation in the Summary Compensation Table for the 2012 fiscal year equal to $158,066 for Mr. Bennett and for the 2012 and 2011 fiscal years equal to $440,740 and $428,000 for Mr. Ward and $260,944 and $252,635 for Mr. Grubb, respectively.

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreements of our Named Executive Officers

Termination Without Cause. In the event we terminate a named executive officer’s employment without Cause (as defined in the executive’s employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately vest; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control.

In the event that employment is terminated within two years of a Change in Control event (as defined below) without Cause, death or disability, Messrs. Bennett, Lawler and LeBlanc would receive a single, lump sum cash payment in an amount equal to three times the sum of each of their respective base salary and average annual bonus. Messrs. Chang and Cooley would each receive a lump sum cash payment in an amount equal to two times the sum of each of their respective base salary and average annual bonus.

If the foregoing amount is not paid within sixty days after the termination in connection with Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his base salary.

“Change of Control” generally means any one of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(b) the individuals who, as of December 20, 2011, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, except that any individual becoming a director after December 20, 2011 whose election, or nomination for election by the stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of December 20, 2011;

(c) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction in substantially the same proportions to one another as their ownership, immediately prior to such transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then-outstanding voting securities of such entity except to the extent such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(d) the approval by the stockholders of the Company of a complete plan of liquidation or dissolution of the Company

Termination for Cause. If the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination. If the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days’ notice of his intent to terminate.

Termination due to Disability. If the executive’s employment is terminated due to disability, he is entitled to receive twelve months base salary in effect on the termination date. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death. If the executive’s employment terminates due to death, his estate is entitled to receive a lump sum payment equal to his base salary in effect on the date of his death plus any vacation pay accrued but unused.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2013. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other Than For Cause(b)	Termination for Cause	Termination in Connection with a Change in Control(c)	Termination Due to Disability(d)	Termination Due to Death(d)

James D. Bennett	$5,299,365	$-	$8,691,365	$892,308	$892,308
David C. Lawler	1,980,008	-	4,056,463	557,692	557,692
Eddie M. LeBlanc III	474,038	-	2,344,038	474,038	474,038
Wayne C. Chang	1,273,346	-	2,408,346	426,077	426,077
Randall D. Cooley	1,154,317	-	2,209,317	446,154	446,154
Tom L. Ward(a)	-	-	-	-	-
Matthew K. Grubb(a)	-	-	-	-	-

(a)	Mr. Ward’s employment with the Company ended on June 28, 2013 and Mr. Grubb’s employment with the Company ended on March 15, 2013.

(b)	Amount includes (i) each officer’s base salary for 12 months; (ii) the maximum value of such officer’s accrued vacation assuming he took no time off during the year; and (iii) the value of the officer’s unvested restricted stock held as of December 31, 2013, based on a $6.07 per share price, which was the last trading price on December 31, 2013. For Mr. Bennett, the benefit would equal $4,407,057; for Mr. Lawler, the benefit would equal $1,422,316; for Mr. Chang, the benefit would equal $847,269; and for Mr. Cooley, the benefit would equal $708,163. See “Outstanding Equity Awards” above.

(c)	Amount includes (i) three times (two times for each of Messrs. Chang and Cooley) the sum of each officer’s base salary and average bonus paid for the last three years ($340,000 in the case of Mr. LeBlanc’s bonus); (ii) the maximum value of his accrued vacation assuming he took no time off during the year; and (iii) the vesting of all of each such officer’s shares of unvested restricted stock held as of December 31, 2013, providing each officer the benefit described in note (b) above.

(d)	Amount includes each officer’s base salary for 12 months plus the maximum value of his accrued vacation assuming he took no time off during the year.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Director Compensation

Directors who also serve as employees receive no compensation for serving on our Board of Directors. In 2012, our non-employee directors were each entitled to receive a $50,000 annual retainer. In addition, non-employee directors received $12,500 for each in-person meeting attended, not to exceed $75,000 in any given year. In 2012, each non-employee director also received grants of shares of restricted stock that were scheduled to vest ratably over four years in 25% increments on the anniversary dates of the grant date. Effective May 20, 2013, the terms of then-existing grants of restricted stock were modified to vest 25% quarterly beginning July 1, 2013.

In March 2013, the Board of Directors agreed to set director compensation at approximately $250,000 annually, beginning on July 1, 2013, which was the date of the 2013 Annual Meeting of Stockholders. Annual director compensation consists of a $75,000 annual retainer, a $25,000 committee member retainer and equity compensation in the form of restricted stock equal to $150,000. In addition, each director that serves as a committee chairman receives $15,000, and the Chairman receives $100,000 for serving in such capacity (increased from $25,000 in 2013), divided equally between cash and shares of Company stock. Cash retainers are paid in equal installments over the four quarters following the Company’s annual meeting of stockholders. The grant of restricted stock coincides with the annual meeting and vests in full one year after the date of grant.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash		Stock Awards(a)(b)	Total

Stephen C. Beasley	$ 132,824	(c)	$ 150,000	$ 282,824
Jim J. Brewer	125,000		287,501	412,501
Everett R. Dobson	132,500		287,501	420,001
William A. Gilliland	125,000		287,501	412,501
Edward W. Moneypenny	125,324	(c)	150,000	275,324
Jeffrey S. Serota	137,500		287,501	425,001
Roy T. Oliver, Jr.	125,000		287,501	412,501
Alan J. Weber	132,824	(c)	150,000	282,824
Dan A. Westbrook	132,824	(c)	150,000	282,824
Daniel W. Jordan	75,000	(d)	137,501	212,501

(a)	Includes the aggregate fair value at date of each grant of restricted stock to a director. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors.

(b)	Outstanding restricted stock awards granted to Messrs. Brewer, Dobson, Gilliland, Serota and Oliver prior to July 1, 2013 were amended to vest in 25% increments on a quarterly basis beginning July 1, 2013.

(c)	Messrs. Beasley, Moneypenny, Weber and Westbrook each received $75,324 for their service as directors during the “stub” period from March 13, 2013 until June 30, 2013.

(d)	Mr. Jordan resigned from the Board of Directors on April 26, 2013.

Outstanding Equity Awards by Directors

The following table reflects all outstanding equity awards held by our directors as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(a)		Market Value of Shares or Units of Stock That Have Not Vested(b)

Stephen C. Beasley	31,056	(c)	$188,510
Jim J. Brewer	64,502	(c)	391,527
Everett R. Dobson	75,269	(c)	456,883
William A. Gilliland	76,565	(c)	464,750
Edward W. Moneypenny	31,056	(c)	188,510
Roy T. Oliver, Jr.	76,566	(c)	464,756
Jeffrey S. Serota	76,566	(c)	464,756
Alan J. Weber	31,056	(c)	188,510
Dan A. Westbrook	31,056	(c)	188,510

(a)	Effective May 20, 2013, the terms of then-existing grants of restricted stock were modified to vest 25% quarterly beginning July 1, 2013. Such modifications were made to awards held by each of Messrs. Brewer (33,446 shares); Dobson (44,213 shares); Gilliland (45,509 shares); Oliver (45,510 shares); and Serota (45,510 shares). Grants occurring after July 1, 2013 time vest in full on the first anniversary of the grant date.

(b)	Valuation based on $6.07 per share, the last trading price on December 31, 2013.

(c)	Includes 31,056 shares granted on July 1, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2014, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 495,718,952 shares of Common Stock that were outstanding as of March 31, 2014, plus any shares that may be acquired by each stockholder by May 30, 2014. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
James D. Bennett	1,188,922	*
David C. Lawler	443,770	*
Eddie M. LeBlanc	121,320	*
Wayne C. Chang	273,081	*
Randall D. Cooley	193,116	*
Tom L. Ward(1)	13,552,328	2.73%
Matthew K Grubb(2)	1,061,415	*
Stephen C. Beasley	49,056	*
Jim J. Brewer	117,118	*
Everett R. Dobson	185,965	*
William A. Gilliland(3)	1,802,411	*
Edward W. Moneypenny	31,056	*
Roy T. Oliver, Jr.(4)	1,523,922	*
Jeffrey S. Serota	122,088	*
Alan J. Weber	31,056	*
Dan A. Westbrook	46,056	*
V. Prem Watsa(5)	62,551,656	12.62%
Riverstone/Carlyle Energy Partners IV, L.P.(6)	51,370,888	10.36%
TPG-Axon Management LP(7)	36,216,000	6.50%
Leon G. Cooperman(8)	41,532,663	8.38%
Mount Kellett Capital Management LP(9)	25,224,807	5.09%
The Vanguard Group, Inc.(10)	26,787,546	5.40%
All directors and executive officers as a group	6,405,649	1.29%

*	Less than 1%

(1)	The shares listed for Mr. Ward are according to a Schedule 13D/A filed July 22, 2103.

(2)	The shares listed for Mr. Grubb are as of March 15, 2013, which is the date his employment with the Company terminated.

(3)	Includes 1,388,489 shares held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power. All of the shares held by Gillco Energy, LP are pledged as security.

(4)	Includes 1,330,000 shares held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power. 1,492,866 of the shares listed above are held in a margin brokerage account and, along with other securities held in the account, are pledged from time to time.

(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2013, V. Prem Watsa and entities affiliated with Mr. Watsa, as described in more detail below, beneficially owned 62,551,656 shares of Common Stock, which included 29,811,456 shares of Common Stock acquirable upon the conversion of shares of our preferred stock. Mr. Watsa’s beneficial ownership of the shares of Common Stock listed in the table above consists of 277,000 shares owned directly by Mr. Watsa and 62,274,656 shares owned indirectly by Mr. Watsa through his affiliation with the following entities: 1109519 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“1109519”), The Sixty Two Investment Company Limited, which is a corporation incorporated under the laws of British Columbia (“Sixty Two”), 810679 Ontario Limited, which is a corporation incorporated under the laws of Ontario (“810679”), Fairfax Financial Holdings Limited, which is a corporation incorporated under the laws of Canada (“Fairfax Financial”), Fairfax (US) Inc., which is a corporation incorporated under the laws of Delaware and Odyssey Reinsurance Company, which is a corporation incorporated under the laws of Connecticut (“Odyssey”). The address for each of Mr. Watsa, 1109519, 810679 and Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7. The address for Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver British Columbia V6C 3L3. The address for Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite #150, Lewisville, Texas 75056, and the address for Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

(6)	According to a Schedule 13G filed with the SEC on April 20, 2012, the shares of Common Stock listed in the table above are directly owned by R/C Dynamic Holdings, L.P. (“R/C”). By virtue of being the general partner of R/C, Riverstone/Carlyle Energy Partners IV, L.P. (“GP”) may be deemed to be the beneficial owner of such shares. Further, by virtue of being the general partner of GP2, R/C Energy GP IV, LLC (“Parent GP”) may also be deemed to be the beneficial owner of such shares. Each of GP and Parent GP disclaim any beneficial ownership of the shares. Parent GP is managed by a managing board. Pierre F. Lapeyre, Jr., David M. Leuschen, Andrew W. Ward, Michael B. Hoffman, Lord John Browne, N. John Lancaster, Daniel A. D’Aniello and Edward J. Mathias, as members of the managing board of Parent GP may be deemed to possess voting and, dispositive powers with respect to the shares of Common Stock held by R/C. Such individuals expressly disclaim any beneficial ownership over such shares. The address for each of R/C, GP and Parent GP is 712 Fifth Avenue, 51 Floor, New York, New York 10019.

(7)

According to a Schedule 13D/A filed with the SEC on September 30, 2013, the shares of Common Stock listed in the table above are beneficially owned by (i) TPG-Axon Management LP, a Delaware limited partnership (“TPG-Axon Management”); (ii) TPG-Axon Partners GP, L.P., a Delaware limited partnership (“PartnersGP”); (iii) TPG-Axon GP, LLC, a Delaware limited liability company (“GPLLC”); (iv) TPG-Axon Partners, LP, a Delaware limited partnership (“TPG-Axon Domestic”); (v) TPGAxon International, L.P., a Cayman Islands exempted limited partnership (“TPG-Axon International”); (vi) TPG-Axon International GP, LLC, a Delaware limited liability company (“InternationalGP”); (vii) Dinakar Singh LLC, a Delaware limited liability company (“Singh LLC”); and (viii) Dinakar Singh, a United States citizen (“Mr. Singh”). The foregoing entities and persons filed a single, joint Schedule 13D/A because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act. TPG-Axon Management, as investment manager to TPG-Axon Domestic, TPG-Axon International and a managed account (the “Account”), has the power to direct the disposition and voting of the shares held by TPG-Axon Domestic, TPG-Axon International and the Account. InternationalGP is the general partner of TPG-Axon International. PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP. GPLLC is the general partner of PartnersGP and TPGAxon Management. Singh LLC is the managing member of GPLLC. Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon International. Each of Singh LLC, GPLLC, PartnersGP, InternationalGP and Mr. Singh disclaims beneficial ownership of the shares listed in the table above. The address for each of the above entities

(other than TPG-Axon International) and persons is 888 Seventh Avenue, 38th Floor, New York, New York 10019. The address for TPG-Axon International is c/o Walkers Corporate Services Limited, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address for Mr. Beasley is 2 Eaton Court, Houston, Texas 77024.

Pursuant to the terms of a settlement agreement entered into with the Company in March 2013, the shares of Common Stock listed in the table above and any other shares of Common Stock owned directly or indirectly by the entities listed above, and any of their affiliates, as of the record date shall be voted in accordance with the Board of Directors’ recommendations on each of the proposals set forth in this Proxy Statement.

(8)	According to a Schedule 13G/A filed with the SEC on February 5, 2014, the shares of Common Stock listed in the table above are beneficially owned by Leon G. Cooperman. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. (“Associates”), a limited liability company organized under the laws of the State of Delaware. Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships organized under the laws of Delaware known as Omega Capital Partners, L.P. (“Capital LP”), Omega Capital Investors, L.P.(“Investors LP”), and Omega Equity Investors, L.P. (“Equity LP”) and also the general partner of Omega Charitable Partnership L.P. (“Charitable LP”), an exempted limited partnership registered in the Cayman Islands. These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the President and majority stockholder of Omega Advisors, Inc. (“Advisors”), a Delaware corporation, engaged in providing investment management services and is deemed to control said entity. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. (“Overseas”), a Cayman Island exempted company. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, Charitable LP, and Advisors. The address of the principal business office of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton FL 33428 and the principal business office of each Capital LP, Equity LP, Investors LP, Charitable LP, Overseas, and Advisors is 88 Pine Street, Wall Street Plaza – 31st Floor, New York, NY 10005.

(9)	According to a Schedule 13D filed with the SEC on March 25, 2013, the shares of Common Stock listed in the table above are beneficially owned by Mount Kellett Capital Management LP, a Delaware limited partnership (“Mount Kellett”). Mount Kellett is a multi-strategy private investment firm focused on global value, special situations, and opportunistic investing that, through one or more intermediate entities, provides investment advisory and other services to its affiliated funds and accounts. Mount Kellett possesses the sole power to vote and the sole power to direct the disposition of all securities held by such funds and accounts. Mark McGoldrick serves as the Chief Investment Officer of the Reporting Person and, in such capacity, exercises voting control and dispositive control over all securities which may be deemed to be beneficially owned by Mount Kellett. The business address for Mount Kellett is 623 Fifth Avenue, 18th Floor, New York, New York 10022.

(10)	According to a Schedule 13G filed with the SEC on February 12, 2014, the shares of Common Stock listed in the table above are beneficially owned by The Vanguard Group, Inc., a Pennsylvania corporation. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2013.

RELATED PARTY TRANSACTIONS

The following is a discussion of certain transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our common stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Oklahoma City Thunder Sponsorship and Suite License

Messrs. Ward and Dobson own a 19.23% and 3.85% interest, respectively, in Professional Basketball Club, LLC (“PBC”), which owns and operates the Oklahoma City Thunder (“Thunder”), a National Basketball Association team playing in Oklahoma City, where our headquarters is located. In September 2008, we entered into a five-year sponsorship agreement, which terminated in May 2013 at the conclusion of the 2012-2013 season. Under the sponsorship agreement, we paid a fee in return for advertising and promotional activities related to the Thunder. In 2013, we paid approximately $1.2 million under the sponsorship agreement.

In addition, in October 2012, we entered into an agreement to license a suite at the arena where the Thunder plays its home games. Under the eight-year agreement, we will pay an annual license fee in return for access to the suite and tickets for Thunder games and other events held at the arena. In 2013, we paid approximately $255,000 under the license agreement.

Other Transactions with Mr. Ward

We own wells on certain areas of land in northwest Oklahoma under which TLW Land & Cattle LP (“TLW-LC”), an entity in which Mr. Ward has an ownership interest, owns a royalty interest. In 2013, we paid royalties totaling approximately $2.6 million to TLW-LC in connection with the production of oil and natural gas from these properties.

WCT Resources, L.L.C., a limited liability company formed in 2002 and owned by trusts established in 1989 for the benefit of Mr. Ward’s children (“WCT”) participates as a working interest owner in wells we operate in northwest Oklahoma, and during 2013, we paid revenue of approximately $6.2 million to WCT as a working interest owner.

From time to time, the Company purchases from Mr. Ward, at his cost, tickets to various sporting and other entertainment events for use by Company employees. During 2013, the Company paid Mr. Ward approximately $200,000 for use of such tickets.

On November 9, 2012, Tom L. Ward and the Company entered into a settlement agreement relating to a third party claim under Section 16(b) of the Securities Exchange Act of 1934. The claim was filed in December

2010 and related to transactions undertaken by Mr. Ward in 2008 and 2009. The settlement agreement finds no liability or other wrongdoing under Section 16(b) regarding the transactions in question. Under the settlement agreement, Mr. Ward agreed to pay to the Company $5.0 million in four installments over four years commencing October 2013 and to waive his rights under his indemnification agreement with the Company with respect to the Section 16(b) action. The Company agreed to pay the fees of the plaintiff’s lawyers and paid Mr. Ward’s legal expenses as is required under his indemnification agreement. Mr. Ward paid $1.25 million to the Company under the settlement agreement in 2013.

Transactions with Mr. Oliver

In July 2012, the Company entered into a commercial lease to rent space in a building owned by an entity that is partially owned by one of our directors, Mr. Oliver. The terms provide for an initial lease term of three years with annual rent of approximately $500,000. Under the terms of the lease, the Company is allowed to apply the cost of any renovations it makes against the rent amount. The terms of the lease were received and approved by our Board of Directors and we believe that the rent expense to be paid under the lease is at a fair market rate. All rent due in 2013 was offset by the cost of renovations to the leased space.

Buffalo Creek Minerals, L.L.C. (“Buffalo Creek Minerals”), an entity in which Mr. Oliver has a passive ownership interest, is a royalty interest owner in wells that we operate in the Mid-Continent. During 2013, we paid approximately $950,000 to Buffalo Creek Minerals related to its royalty interests.

GENERAL INFORMATION

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2015 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on February 5, 2015, nor earlier than the close of business on March 7, 2015. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2014 annual meeting must be received no later than December 29, 2014.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting. We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. In addition, the Company has retained Innisfree M&A Incorporated to act as a proxy solicitor in conjunction with the Annual Meeting. The Company has agreed to pay that firm $15,000, plus reasonable fees and out-of-pocket expenses, for proxy solicitation services for the Annual Meeting. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2013, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

Annex

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure. The Company defines EBITDA as net income (loss) before income tax (benefit) expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented in the Proxy Statement, is EBITDA excluding asset impairment, interest income, loss on derivative contracts net of cash received on settlement of derivative contracts, loss on sale of assets, transaction costs, legal settlements, consent solicitation costs, effect of annual incentive plan adoption, severance, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest and stock-based compensation).

Adjusted EBITDA is a supplemental financial measure used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because adjusted EBITDA relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted EBITDA allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the Company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

The table below reconciles net loss to adjusted EBITDA for the year ended December 31, 2013 (in thousands).

Net loss	$ (553,889)

Adjusted for
Income tax expense	5,684
Interest expense	274,591
Depreciation and amortization - other	62,136
Depreciation and depletion - oil and natural gas	567,732
Accretion of asset retirement obligations	36,777
EBITDA	393,031

Asset impairment	26,280
Interest income	(1,962)
Stock-based compensation	27,351
Loss on derivative contracts	47,123
Cash received on settlement of derivative contracts	31,499
Other non-cash expense	189
Loss on sale of assets	399,086
Transaction costs	2,255
Legal settlements	(4,608)
Consent solicitation costs	22,834
Effect of Annual Incentive Plan adoption	14,735
Severance	122,505
Loss on extinguishment of debt	82,005
Non-cash portion of noncontrolling interest	(142,670)
Adjusted EBITDA	$ 1,019,653

SANDRIDGE ENERGY, INC. ATTN: GAYE WILKERSON 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Stephen C. Beasley 02 James D. Bennett 03 Edward W. Moneypenny 04 Roy T. Oliver, Jr.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	Re-approve performance measures included in the SandRidge Energy, Inc. 2009 Incentive Plan.					☐	☐	☐

3.	Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934.					☐	☐	☐

4.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

NOTE: In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

SANDRIDGE ENERGY, INC.

Annual Meeting of Stockholders

June 5, 2014 9:00 a.m.

This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints James D. Bennett and Philip T. Warman and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Thursday, June 5, 2014, at 9:00 a.m. local time, and at any adjournment thereof, as stated on the reverse side.

For Participants in the 401(k) Plan: This voting instruction form is sent to you on behalf of Reliance Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern time on Wednesday, June 4, 2014 (the “cut-off date”) to be counted.

As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Reliance Trust Company as Trustee to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 4, 2014, at 9:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side and upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side